UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 6, 2016
(Date of Report - date of earliest event reported)

Arbutus Biopharma Corporation
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation or Organization)	001-34949 (Commission File Number)	98-0597776 (I.R.S. Employer Identification No.)

100-8900 Glenlyon Parkway Burnaby, British Columbia, Canada (Address of Principal Executive Offices)		V5J 5J8 (Zip Code)

(604) 419-3200
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

In October 2014, Arbutus Biopharma, Inc. (“Arbutus”), our wholly owned subsidiary, entered into a research collaboration and funding agreement (the “Agreement”) with the Baruch S. Blumberg Institute, a Pennsylvania not-for-profit corporation (“Blumberg”), under which Arbutus was to provide $1.0 million per year of research funding for three years, renewable at its option for an additional three years, for Blumberg to conduct research projects in the field of the hepatitis B virus and liver cancer pursuant to a research plan to be agreed upon by the parties. In exchange, Arbutus received the right to obtain an exclusive, royalty bearing, worldwide license to intellectual property generated by Blumberg in the course of the funded research.

On June 6, 2016, Arbutus and Blumberg entered into an amended and restated research collaboration and funding agreement. The Agreement was amended and restated, among other things, primarily to:

(i)	increase the annual funding amount provided by Arbutus to Blumberg for its research in the fields of hepatitis B virus and liver cancer from $1 million to $1.1 million;

(ii)	extend the initial term of the Agreement through to October 29, 2018;

(iii)	provide an option for Arbutus to extend the term of the Agreement past October 29, 2018 for two additional one year terms; and

(iii)
expand Arbutus’ exclusive license under the Agreement to include the sole and exclusive right to obtain an exclusive, royalty-bearing, worldwide and all-fields license under Blumberg’s rights in certain other inventions described in the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           June 7, 2016
ARBUTUS BIOPHARMA CORPORATION

By:	/s/ Bruce G. Cousins
Name: Bruce G. Cousins Title: Executive Vice President & Chief Financial Officer